Exhibit (h)(4)(viii)

September 28, 2020

Loomis Sayles Funds II (the “Trust”)

888 Boylston Street, Suite 800

Boston, MA 02199-8197

Re:	Reimbursement of Class N Transfer Agency Fees

Ladies and Gentlemen:

Natixis Advisors, L.P. notifies you that it will reimburse any and all transfer agency expenses for Class N shares for the following Fund during the period indicated below:

Fund Name	Period Covered
Loomis Sayles Credit Income Fund	September 29, 2020 – January 31, 2022

During the period covered by this agreement, the expense reimbursement arrangement set forth above for the Fund may only be modified by a majority vote of the “non-interested” Trustees of the Trust.

We understand and intend that you will rely on this undertaking in preparing and filing the Registration Statement on Form N-1A for the Fund with the Securities and Exchange Commission, in accruing the Fund’s expenses for purposes of calculating the Fund’s net asset value per share, and for other purposes permitted under Form N-1A and/or the Investment Company Act of 1940, as amended, and expressly permit you to do so.

Natixis Advisors, L.P.

By:	Natixis Distribution Corporation,
its general partner

By:	/s/ Russell Kane
Russell Kane
Executive Vice President, General Counsel, Secretary and Clerk